Contacts:
Doug Robinson - Investor Relations                 Bob Gordon - Public Relations
(631) 342-2745                                                  (631) 342-2391
dougr@ca.com                                                    bobg@ca.com


         COMPUTER ASSOCIATES ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS


     ISLANDIA, N.Y., July 3, 2000 - Computer Associates International, Inc. (NYSE: CA) today reported that it expects financial results for the first quarter ending June 30, 2000 to be less than current Wall Street estimates. CA expects total contract value to be in the range of $1.25 billion to $1.3 billion. This compares to the $1.22 billion recorded in the first quarter of last year.

     The quarter was affected by weak European sales and softness in its mainframe business. CA cited the fact that several large contracts that were expected to close in the final days of the quarter have been delayed.

     Commenting on today's announcement, Sanjay Kumar, CA's president and chief operating officer stated, "Revenue wasn't as strong in the quarter as we had hoped. We intend to work aggressively to address the performance issues in our European business. With the recently completed Sterling Software acquisition and
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a refocused  sales and service  organization,  we feel very well  positioned  to capitalize on further opportunities in the eBusiness marketplace."

     CA is scheduling a conference call with securities analysts for Wednesday morning July 5, 2000 at 8:30am EDT to discuss this announcement and is scheduled to report final results the evening of July 20, 2000.

     Computer Associates International, Inc. (NYSE: CA), the world's leading business software company, delivers the end-to-end infrastructure to enable eBusiness through innovative technology, services and education. For more information, visit www.ca.com.

     Statements in this release concerning the Company's future prospects are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. There can be no assurances that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the significant percentage of CA's quarterly sales consummated in the last few days of the quarter making financial predictions especially difficult and raising a substantial risk of variance in actual results; changes in industry accounting guidance; the risks of potential litigation arising from the year 2000 date change for computer programs; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; the risks associated with new product introductions as well as the uncertainty of customer acceptance of these new or enhanced products from either CA or its competition; risks associated with the entry into new markets such as professional services; the risks associated with integrating newly acquired businesses and technologies; increasing dependency on large dollar licensing transactions; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the client/server and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; and other risks described in filings with the Securities and Exchange Commission.